Exhibit I

Ministry of Strategy and Finance

The Republic of Korea

March 13, 2009

Mr. Yeo Kwon Yoon

Consul

Korea Consulate General in New York

335 East 45th Street

New York, New York 10017

U.S.A.

Dear Sir:

I, Jeung-Hyun Yoon, the Minister of Strategy and Finance, on behalf of The Republic of Korea (the “Republic”), hereby appoint Yeo Kwon Yoon, Consul of Korean Consulate General in New York, and any other person succeeding such person in such office, as authorized representatives of the Republic in the United States of America, for purposes of one or more registration statements of the Republic under Schedule B of the United States Securities Act of 1933, as amended, relating to the registration of debt securities consisting of bonds, notes and/or other evidence of indebtedness (the “Debt Securities”) to be issued from time to time by the Republic and one or more amendments to such registration statements (including, without limitation, post-effective amendments thereto and amendments or supplements to the prospectuses contained therein).

I, Jeung-Hyun Yoon,the Minister of Strategy and Finance, on behalf of the Republic, hereby also appoint Yeo Kwon Yoon, Consul of Korean Consulate General in New York, and any other person succeeding such person in such office, as the authorized agent of the Republic upon whom process may be served in any suit, action or proceeding arising out of or based on (i) the Debt Securities (ii) any fiscal agency agreement relating to the Debt Securities which may be instituted in any state or federal court in the City or New York by any holder of the Debt Securities.

This appointment shall remain a valid instrument of authorization until such time as all amounts due and to become due in respect of the Debt Securities shall have been paid in full in accordance with terms therein. This appointment will be valid, notwithstanding the replacement or resignation of the Minister of Strategy and Finance or any successor thereto.

THE REPUBLIC OF KOREA

By:	/s/ Jeung-Hyun Yoon
Jeung-Hyun Yoon Minister of Strategy and Finance

Accepted and Acknowledged:

By:	/s/ Yeo Kwon Yoon
Yeo Kwon Yoon Consul Korean Consulate General in New York